UNDERLYING FUNDS TRUST
FOURTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS THIRD AMENDMENT effective as of May 1, 2011, to the Fund Administration Servicing Agreement, dated as of April 28, 2006, as amended April 12, 2007, April 21, 2008 and November 1, 2009 (the “Agreement”), is entered into by and among Hatteras Alternative Mutual Funds, LLC, a Delaware limited liability company (the “Adviser”), Underlying Funds Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Adviser, the Trust and USBFS have entered into an Agreement; and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC	U.S. BANCORP FUND SERVICES, LLC

By: /s/ J. Michael Fields	By: /s/ Michael R. McVoy

Printed Name: J. Michael Fields	Printed Name: Michael R. McVoy

Title: Chief Operating Officer	Title: Executive Vice President

UNDERLYING FUNDS TRUST

By: /s/ J. Michael Fields

Printed Name: J. Michael Fields

Title: Secretary

Exhibit B to the Fund Administration Servicing Agreement Hatteras Alternative Mutual Funds Trust and Underlying Funds Trust Fee Schedule Effective May 1, 2011
Annual Fee Based Upon Market Value of Complex*Note 1
        $[ ] base fee on the first $[ ] million of assets
        [ ] basis points on the next $[ ] million
        [ ] basis points on the next $[ ] million
        [ ] basis points on the next $[ ] million
        [ ] basis points on the balance
P      Plus sub-advisor fee of $[ ] per advisor
P      *Minimum annual fee up to [ ] funds with [ ] classes.
          Additional fee is $[ ] per fund and $[ ] per class.

Additional Legal Services
▪ $[ ] per filing – 15c legal administration
▪ $[ ] – additional new fund or share launch

Additional Services Fee Note 1, 2
▪ $[ ] /year

Note 2:  Additional services includes the following:

Chief Compliance Officer Support
USBFS provides on-going support to the fund’s CCO’s including:
▪ Daily consulting and responding to inquiries and requests
▪ Periodic reporting and conference calls with all CCO’s
▪ Periodic forums for USBFS CCO to meet with client CCO’s
▪ Quarterly certifications and reporting on procedures and compliance events
▪ Access to CCO portal

Annual Legal Administration
Legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements.

Pre- and Post-Tax Performance Reporting

GainsKeeper – Automated Wash Sale Service

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, , proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, third party auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services
Available but not included above are the following services – Daily Compliance Services,  SEC 15(c) reporting, Equity Attribution, Electronic Board Books and Proxy Filings.

Conversion and extraordinary services quoted separately

Note 1:  Fees are billed monthly.  Subject to annual CPI increase, Milwaukee MSA